 Exhibit 10.1

ATRION CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

1. Establishment of Plan. Atrion Corporation (the “Company”) hereby adopts and establishes this unfunded deferred compensation plan for a select group of key management or highly compensated employees of the Company and its Affiliates which shall be known as the Atrion Corporation Nonqualified Deferred Compensation Plan (the “Plan”).

2. Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company and its Affiliates who contribute significantly to the future business success of the Company with supplemental retirement income benefits through the deferral of Base Salary and Bonus Compensation and through Company contributions. This Plan provides for the deferral of compensation within the meaning of Section 409A and is intended to be operated in accordance with the applicable provisions of said Section 409A.

3. Definitions.

3.1 “Acceleration Events” is defined in Section 11 hereof.

3.2 “Account” means a hypothetical bookkeeping account or accounts established in the name of each Participant and maintained by the Company to reflect each Participant’s interests under the Plan.

3.3 “Affiliate” means any corporation, trade, or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.

3.4 “Base Salary” means the annual rate of base pay paid by the Company or an Affiliate to or for the benefit of the Participant for services rendered.

3.5 “Beneficiary” means any person or entity, designated in accordance with Section 16.7, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

3.6 “Board” means the Board of Directors of the Company, as constituted from time to time.

3.7 “Bonus Compensation” means any cash compensation earned by a Participant for services rendered by a Participant under any bonus or cash incentive plan maintained by the Company or an Affiliate.

3.8 “Change in Control” means the first to occur of any of the following events:

(a) the date one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided that a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b) the date one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power;

(c) the date a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d) the date one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the stockholders of the transferring corporation immediately after the transfer.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

3.9 “Claimant” has the meaning set forth in Section 17.

3.10 “Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

3.11 “Committee” means the Compensation Committee of the Board.

3.12  “Company” means Atrion Corporation, a Delaware corporation, or any successor thereto.

3.13 “Deferral Election” means an election by an Eligible Employee to defer Base Salary or Bonus Compensation. A Participant shall make new Deferral Elections for every Plan Year.

3.14 “Determination Date” means the last Valuation Date of the week preceding the payment date.

3.15 “Disabled or Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Affiliates; or (c) determined to be totally disabled by the Social Security Administration.

3.16 “Distribution Date” means a date specified by a Participant in his or her Election Form for the payment of all or a portion of such Participant’s Account.

3.17 “Effective Date” means September 1, 2017.

3.18 “Election Form” means the form, which may be in electronic format, established from time to time by the Committee for making Deferral Elections under the Plan. The Election Form includes the percentage of Base Salary or Bonus Compensation to be deferred (subject to minimum and maximum percentages established by the Committee); the Distribution Date; and the form of distribution (lump sum or installments). Each Election Form shall be completed in accordance with such procedures as established by the Committee and shall become irrevocable as of the last day of the Election Period.

3.19 “Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A, as follows:

(a) Except as provided in (b), (c), and (d) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.

(b) If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall end no later than six (6) months before the end of the Plan Year during which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable).

(c) The Election Period for newly Eligible Employees shall end no later than thirty (30) days after the Employee first becomes eligible to participate in the Plan and shall apply only with respect to compensation earned after the date of the Deferral Election.

(d) The Election Period for Deferral Elections for Bonus Compensation payable for each plan year under the Atrion Corporation Short-Term Incentive Compensation Plan shall end on the September 30 preceding the next Plan Year.

3.20 “Elective Deferrals” means Base Salary deferrals and Bonus Compensation deferrals.

3.21 “Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of key management or highly compensated employees of the Company and its Affiliates.

3.22 “Employee” means an employee of the Company or any Affiliate.

3.23 “Entry Date” means, with respect to an Eligible Employee, the first day of the pay period commencing on or following the effective date of such Eligible Employee’s participation in the Plan.

3.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

3.25 “FICA Amount” has the meaning set forth in Section 11.3.

3.26 “401(k) Plan” means the Atrion Corporation 401(k) Savings Plan.

3.27 “Investment Options” an investment fund, index, or vehicle selected by the Committee and made available to Participants for the deemed investment of their Accounts.

3.28 “Make-Up Contribution” has the meaning set forth in Section 6.

3.29 “Participant” means an Eligible Employee who elects to participate in the Plan by filing an Election Form in accordance with Section 5.1 and any former Eligible Employee who continues to be entitled to a benefit under the Plan.

3.30 “Payment Event” has the meaning set forth in Section 9.1.

3.31  “Plan Year” means the twelve (12) consecutive month period which begins on January 1 and ends on the following December 31 except the first Plan Year which begins on September 1, 2017 and ends on December 31, 2017.

3.32 “Re-deferral Election” has the meaning set forth in Section 5.4.

3.33 “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder.

3.34 “Separation from Service” means the termination of the Participant's employment with the Company and its Affiliates for any reason, other than death or Disability, as determined in accordance with Section 409A. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Participant's employment and whether the Company and the Participant intended for the Participant to provide significant services for the Company or its Affiliates following such termination. A change in the Participant's employment status will not be considered a Separation from Service if:

(a) the Participant continues to provide services as an Employee of the Company or Affiliate at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b) the Participant continues to provide services to the Company or an Affiliate in a capacity other than as an Employee at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

3.35 “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

3.36 “Specified Employee Distribution Date” has the meaning set forth in Section 9.4.

3.37 “State, Local, and Foreign Tax Amount” has the meaning set forth in Section 11.6.

3.38 “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee in accordance with, and subject to, Section 409A.

3.39 “Valuation Date” means each business day of the Plan Year.

4. Eligibility; Participation.

4.1 Requirements for Participation. Before the beginning of each Plan Year (other than the first Plan Year), the Committee shall select those Employees who shall be Eligible Employees for such Plan Year. Any Eligible Employee may participate in the Plan commencing as of the Entry Date occurring on or after the date on which he or she becomes an Eligible Employee.

4.2 Election to Participate. An Eligible Employee may become a Participant in the Plan by making a Deferral Election in accordance with Section 5.

4.3 Cessation of Participation. If a Participant ceases to be an Eligible Employee for a Plan Year, then the Participant’s Deferral Elections shall no longer be effective. However, such Participant’s Account shall continue to be credited with gains and losses until the applicable Determination Date.

5. Election Procedures.

5.1 Deferral Election. An Eligible Employee may elect to defer Base Salary or Bonus Compensation by completing an Election Form and returning it to the Committee during the Election Period. The Election Form must specify:

(a) The percentage of Base Salary or Bonus Compensation to be deferred (subject to any minimum and maximum percentages established by the Committee);

(b) The Distribution Date for the Participant’s Account (subject to the provisions of the Plan);

(c) The percentage or amount of the Participant’s Account to be allocated to each Investment Option available under the Plan; and

(d) The form of distribution for the Participant’s Account (lump sum or installments).

5.2 Base Salary Deferrals. A Participant may elect to defer receipt of no less than a minimum percentage and up to a maximum percentage of the Participant’s Base Salary for any Plan Year by making a Deferral Election in accordance with this Section 5, with such minimum and maximum percentages to be established by the Committee. Base Salary deferrals shall be credited to a Participant’s Account on, or as soon as practicable after, the date the Base Salary otherwise would have been paid.

5.3 Bonus Compensation Deferrals. A Participant may elect to defer receipt of no less than a minimum percentage and up to a maximum percentage of the Participant’s Bonus Compensation for any Plan Year by making a Deferral Election in accordance with this Section 5, with such minimum and maximum percentages to be established by the Committee. Bonus Deferrals shall be credited to a Participant’s Account on, or as soon as practicable after, the date the deferred Bonus Compensation otherwise would have been paid.

5.4 Re-deferrals and Changing the Form of Distribution. The Participant may make an election to re-defer all or a portion of the amounts in his or her Account until a later Distribution Date or to change the form of a distribution (a “Re-deferral Election”); provided that, the following requirements are met:

(a) The Re-deferral Election is made at least twelve (12) months before the original Distribution Date;

(b) The Distribution Date for the re-deferred amounts is at least five (5) years later than the original Distribution Date; and

(c) The Re-deferral Election will not take effect for at least twelve (12) months after the Re-deferral Election is made.

For purposes of this Section 5.4, all payments, other than installment payments, shall be treated as separate payments, and a series of installment payments shall be treated as one payment, under Section 409A. The provisions of this Section 5.4 are intended to comply with Section 409A and shall be interpreted in a manner consistent with the requirements thereof.

6. Make-Up Contributions. The Company shall credit Make-Up Contributions to the Account of each Participant who is eligible to participate in the 401(k) Plan and who makes a Deferral Election for Base Salary hereunder for any Plan Year that results in a reduction in the Company's matching contributions for such Participant in the 401(k) Plan. The Make-Up Contributions for each Participant shall be equal to the amount by which the Company's matching contributions to the 401(k) Plan for such Participant are reduced as a result of the Participant's Deferral Election hereunder. The Make-Up Contributions shall be made no later than thirty (30) days after the Company’s total matching contributions to the 401(k) Plan for such Plan Year have been determined and made.

7. Accounts.

7.1 Crediting or Debiting of Accounts. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, amounts shall be credited or debited to a Participant’s Account in accordance with the following:

(a) Each Participant may elect one or more of the Investment Options selected by the Committee for the purpose of crediting or debiting amounts to his or her Account. As necessary, the Committee may, in its sole discretion, discontinue, substitute, or add an Investment Option.

(b) A Participant, in connection with his or her initial Deferral Election in accordance with Section 5.1 above, shall elect, on the Election Form, one (1) or more Investment Options (as described in Section 7.1(a) above) to be used to determine the amounts to be credited or debited to his or her Account. If a Participant does not elect any of the Investment Options as described in the previous sentence, the Participant’s Account shall be allocated to the Investment Option or Options determined by the Committee in its sole discretion. The Participant may (but is not required to) elect, by completing an Election Form in accordance with such rules and procedures established by the Committee, to add or delete one or more Investment Options to be used to determine the amounts to be credited or debited to his or her Account, or to change the portion of his or her Account allocated to each previously or newly elected Investment Option. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Company, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Company, in its sole discretion, may impose limitations on the frequency with which one (1) or more of the Investment Options elected in accordance with this Section 7.1(b) may be added or deleted by such Participant; furthermore, the Company, in its sole discretion, may impose limitations on the frequency with which a Participant may change the portion of his or her Account allocated to each previously or newly elected Investment Option.

(c) In making any election described in this Section 7.1, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account or Investment Option, as applicable, to be allocated or reallocated.

(d) Each Account (including Accounts from which payments are being made in installments) shall be adjusted for gains and losses based on the performance of the Investment Options selected. Gains and losses shall be computed on each Valuation Date. The amount paid to a Participant on the payment date shall be determined as of the applicable Determination Date.

7.2 Nature of Accounts. Accounts are not actually invested in any Investment Option, and Participants do not have any real or beneficial ownership in any Investment Option. Each Investment Option is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan, and a Participant’s Account shall not constitute or be treated as a trust fund of any kind.

7.3 Statements. Each Participant shall be provided with statements setting out the amounts in his or her Account which shall be delivered quarterly or at such other intervals as determined by the Committee.

8. Vesting of Base Salary Deferrals, Bonus Compensation Deferrals, and Make-Up Contributions. Participants shall be fully vested at all times in their Base Salary deferrals, their Bonus Compensation deferrals, and Make-Up Contributions, and any earnings thereon.

9. Payment of Participant Accounts.

9.1 In General. Payment of a Participant’s Account shall be made (or commence, in the case of installments) on the earliest to occur of the following events (each a “Payment Event”):

(a) The Distribution Date specified in the Participant’s Deferral Election; provided that, the Participant must select from among the available Distribution Dates designated by the Committee and set forth in the Election Form;

(b) The Participant’s Separation from Service;

(c) The Participant’s death;

(d) The Participant’s Disability; and

(e) The occurrence of a Change in Control.

9.2 Timing of Valuation. The value of a Participant’s Account on the payment date shall be determined as of the applicable Determination Date.

9.3 Timing of Payments . Except as otherwise provided in this Section 9, payments shall be made or commence within thirty (30) days following a Payment Event and installment payments shall be made annually on such date as determined by the Committee.

9.4 Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution of such Participant’s Account shall be made upon the Participant’s Separation from Service until the first day of the seventh month following the Participant’s Separation from Service or, if earlier, upon the date of the Participant’s death (the “Specified Employee Distribution Date”). Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant’s Separation from Service and the Specified Employee Distribution Date shall be accumulated and paid in a lump sum payment on the Specified Employee Distribution Date.

9.5 Death. In the event a Participant dies while there are amounts remaining in his or her Account:

(a)  If, at the time of the Participant’s death, installment payments of the Participant’s Account have commenced pursuant to this Section 9, such payments shall continue to the Participant’s Beneficiary at the same time and in the same form as if the Participant had remained alive until the last installment payment was scheduled to be made. Notwithstanding the foregoing, a Beneficiary may make a request for payment pursuant to Section 10 upon an Unforeseeable Emergency, applying the provisions of said Section 10 by substituting the term “Beneficiary” for “Participant” as the context requires thereunder.

(b) If, at the time of the Participant’s death, payments of the Participant’s Account have not commenced pursuant to this Section 9, the payments made pursuant to this Section 9.5 shall be made to the Participant’s Beneficiary in the form (lump sum or installments) elected by the Participant in accordance with the Participant’s last valid Election Form and shall be paid or commence within ninety (90) days after the Participant’s death. Notwithstanding the foregoing, a Beneficiary may make a request for payment pursuant to Section 10 upon an Unforeseeable Emergency or change the timing and form of payment pursuant to Section 9.6 applying the provisions of said Sections by substituting the term “Beneficiary” for “Participant” as the context requires thereunder.

(c) In the event a Beneficiary dies while there are amounts remaining in his or her Account, the remaining amounts shall be paid to the Beneficiary’s estate in a lump sum within ninety (90) days after the Beneficiary’s death.

9.6 Form of Payment. Each Participant shall specify in his or her Election Form the form of payment (lump sum or installments) for amounts in his or her Account that are covered by the election; provided that, if the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules selected by the Committee and set forth in the Election Form. In the absence of a valid election with respect to the form of payment, amounts will be paid in a single lump sum.

9.7 Medium of Payment. All payments from a Participant’s Account shall be made in cash.

10. Payments Due to Unforeseeable Emergency.

10.1 Request for Payment. If a Participant suffers an Unforeseeable Emergency, he or she may submit a written request to the Committee for payment of his or her Account.

10.2 No Payment If Other Relief Available. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Section 409A. In no event will payments be made pursuant to this Section 10 to the extent that the Participant’s hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by the cessation of deferrals under the Plan.

10.3 Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee.

10.4 Timing of Payment. Payments shall be made from a Participant’s Account as soon as practicable and in any event within thirty (30) days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account.

10.5 Cessation of Deferrals. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant may make no more Elective Deferrals for the remainder of the Plan Year.

11. Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 11. The Committee’s determination of whether payment may be accelerated in accordance with this Section 11 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

11.1 Domestic Relations Orders. The Committee may accelerate payment of a Participant’s Account to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

11.2 Limited Cashouts. The Committee may accelerate payment of a Participant’s Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of payment.

11.3 Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s Account (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3010, 3121(a), and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 11.3 shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

11.4 Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s Account to the extent that the Plan fails to meet the requirements of Section 409A; provided that the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A.

11.5 Termination of the Plan. The Committee may accelerate payment of all or a portion of a Participant’s Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

11.6 Payment of State, Local, or Foreign Taxes. The Committee may accelerate payment of all or a portion of a Participant’s Account for:

(a) the payment of state, local, or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local, and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, or

(b) the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local, and Foreign Tax Amount and the income tax withholding related to such amount.

11.7 Certain Offsets. The Committee may accelerate payment of all or a portion of the Participant’s Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed Five Thousand and No/100 Dollars ($5,000.00) and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

11.8 Bona Fide Disputes as to Right to Payment. The Committee may accelerate payment of all or a portion of a Participant’s Account where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

11.9 Ethics or Conflicts of Interest. The Committee may accelerate payment of all or a portion of a Participant’s Account to comply with bona fide foreign ethics or conflicts of interest law.

11.10 Federal Debt Collection Laws. The Committee may accelerate payment of all of a portion of a Participant’s Account to comply with federal debt collection laws.

12. Payments to Beneficiaries. Notwithstanding any other provision of the Plan, the Committee may accelerate the payment of all or a portion of a Participant’s Account in connection with the death, Disability, or Unforeseeable Emergency of a Beneficiary who has become entitled to payment of a Participant’s Account under the Plan pursuant to Section 16.7 hereof. Payments made pursuant to this Section 12 shall be subject to the same terms and conditions as payments made to Participants pursuant to Section 9 hereof.

13. Section 162(m) of the Code. If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of Section 162(m) of the Code, such payment can be delayed and paid (a) during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code or (b) subject to Section 9.4, during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which the Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 13 unless all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

14. Plan Administration.

14.1 Administration by Committee. The Plan shall be administered by the Committee which shall have the authority to:

(a) construe and interpret the Plan and apply its provisions;

(b) promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d) determine minimum or maximum percentages or amounts that Participants may elect to defer under the Plan;

(e) select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;

(f) evaluate whether a Participant who has requested payment from his or her Account on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s emergency need;

(g) calculate deemed investment gains and losses;

(h) interpret, administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan and any instrument, Election Form, or agreement relating to the Plan; and

(i) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

14.2 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among the Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to the terms or conditions of any Elective Deferrals.

14.3 Committee Decisions Final. Subject to Section 17, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

14.4 Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan, except for any liability arising from his or her own willful malfeasance, gross negligence, or reckless disregard of his or her duties.

15. Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend, or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension, or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account, and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A have been met.

16. Miscellaneous.

16.1 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant hereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

16.2 Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts credited or otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

16.3 Governing Law. The Plan shall be administered, construed, and governed in all respects under and by the laws of Texas, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

16.4 Section 409A. The Company intends that the Plan comply with the requirements of Section 409A, and the Plan shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A and shall have no liability to any Participant for any failure to comply with Section 409A. This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

16.5 General Assets. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment.

16.6 No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.

16.7 Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

16.8 No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 16.7).

16.9 Expenses. The costs of administering the Plan shall be paid by the Company.

16.10 Severability. If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality, or unenforceability and the remaining provisions shall not be affected.

16.11 Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

17. Claims Procedures.

17.1 Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

17.2 Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Committee require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

17.3 Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a) The specific reasons for the denial;

(b) Specific reference to the pertinent Plan provisions on which such denial is based;

(c) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(d) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

(e) If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

17.4 Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

17.5 Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a) The specific reasons for the denial;

(b) Specific references to the pertinent Plan provisions on which such denial is based;

(c) A statement that the Claimant may receive on request all relevant records at no charge;

(d) A description of the Plan’s voluntary procedures and deadlines, if any;

(e) A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(f) If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

17.6 Claims Procedures Mandatory. The internal claims procedures set forth in this Section 17 are mandatory. If a Claimant fails to follow these claims procedures or to timely file a request for appeal in accordance with this Section 17, the denial of the Claim shall become final and binding on all persons for all purposes.

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